CONTACT:                                                            RELEASE:
KAREN M.L. WHELAN                                                   IMMEDIATELY
Phone:         (804) 359-9311
Fax:           (804) 254-3594


        UNIVERSAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS
RICHMOND, VA, May 4, 2000 / PRNEWSWIRE

         Net income for the third quarter which ended March 31, 2000, was $38.5 million, or $1.29 per diluted share, compared to $29.4, or $.88 per diluted share, during the comparable period last year. For the nine months, net income was $94.1 million, or $3.06 per diluted share, compared to $97.8 million, or $2.90 per diluted share, in fiscal year 1999. Gross revenues for the quarter were $1 billion compared to $1.2 billion last year, and for the nine months were $2.8 billion compared to $3.4 billion a year ago.

         Higher tobacco earnings in the quarter were due primarily to the acceleration of shipments to customers, especially from Africa. Increased volumes shipped from Brazil's larger crop, improved operations in Argentina and Mexico, and a better product mix in the United States also contributed to the positive result for the quarter.

         For the nine months, tobacco earnings were comparable to the levels of a year ago as the effect of the Company's strong international operations offset lower volumes in the United States and in its dark air-cured tobacco operations. U.S. volumes handled were significantly lower as both the flue-cured and burley crops were reduced in response to decreased demand from both domestic and foreign cigarette manufacturers. Domestic leaf use was down, reflecting a drop in U.S. cigarette sales in the aftermath of the settlement between U.S. cigarette manufacturers and the states, and foreign demand was lower due to ongoing customer concerns about the price and quality of U.S. leaf. Dark tobacco volumes were down due primarily to lower export demand by manufacturers and lower yields on certain tobacco types from Indonesian operations. In addition, both the quarter and the nine-month tobacco operations reflect the absence of earnings from a joint venture that was sold in the first quarter of this fiscal year.

         Non-tobacco earnings were slightly below last year's levels for both the three-month and nine-month periods. Universal's lumber and building products operations performed well in both periods despite the continuing strength of the U.S. dollar against the Dutch guilder. The building sector in Holland has recovered strongly from last year's slow market when record rainfall caused serious delays in construction activity. Agri-products results continued to lag last year's excellent levels due to difficult markets for tea, natural rubber and sunflower seeds.


                                  -- M O R E --

         Market uncertainty and shipment timing issues have made quarterly earnings comparisons extremely difficult this year. Notwithstanding the volatility of quarterly earnings in the second and third fiscal quarters, management continues to expect a good result for fiscal year 2000, in spite of lingering world oversupply of leaf tobacco and the well-publicized problems in the United States. The exceptional strength of the third fiscal quarter was due in part to shipments to customers, which last year occurred in the fourth quarter. While this suggests that the final quarter of the fiscal year could be below last year's fourth quarter, the Company remains on track to achieve earnings in the range of $3.45 to $3.65 per share for the fiscal year ending June 30, 2000, after an estimated $7 million in pre-tax severance costs, which will be recorded in the fourth quarter of fiscal year 2000. These costs are related to U.S. plant closures announced earlier this year.

         Universal's share repurchase program is continuing with a total of 7.3 million shares purchased to date at a total cost of $196 million out of the $300 million program authorized by the Board of Directors. As of this writing, about
28.2 million shares remain outstanding.

         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the Euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the Company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified Company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.

               .
               .

                                  -- M O R E --

                                           UNIVERSAL CORPORATION
                                       UNAUDITED STATEMENTS OF INCOME
                               FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999
                              (Dollars in thousands, except per-share amounts)
                                                                                         Three Months
                                                                                    2000             1999
                                                                                    -----            ----
Sales and other operating revenues                                             $1,001,207       $1,222,814
Costs and expenses
    Cost of goods sold                                                            840,881        1,080,062
    Selling, general and administrative                                            81,418           87,631
                                                                               ----------       ----------

Operating income                                                                   78,908           55,121
    Equity in pretax earnings of unconsolidated affiliates                          2,186            5,239
    Interest expense                                                               13,934           12,848
                                                                               ----------       ----------

Income before income taxes and other items                                         67,160           47,512
    Income taxes                                                                   24,178           15,962
    Minority interests                                                              4,524            2,196
                                                                               ----------       ----------

Net income                                                                     $   38,458       $   29,354
                                                                               ==========       ==========

Earnings per share                                                             $     1.29       $     0.88
Diluted earnings per share                                                     $     1.29       $     0.88

Denominator for earnings per share (weighted average shares)
      Basic                                                                    29,748,157       33,193,954
      Diluted                                                                  29,749,409       33,206,198

See accompanying notes.


                                               -- M O R E --

                                                  UNIVERSAL CORPORATION
                                              UNAUDITED STATEMENTS OF INCOME
                                    FOR THE NINE MONTHS ENDED MARCH 31, 2000 AND 1999
                                     (Dollars in thousands, except per-share amounts)

                                                                                                   Nine Months
                                                                                          2000                      1999
                                                                                          ----                      ----
Sales and other operating revenues                                                  $2,816,648                $3,399,818
Costs and expenses
    Cost of goods sold                                                               2,378,215                 2,951,950
    Selling, general and administrative                                                248,537                   251,615
                                                                                    ----------                ----------

Operating income                                                                       189,896                   196,253
    Equity in pretax earnings of unconsolidated affiliates                               8,108                     7,021
    Interest expense                                                                    40,474                    41,536
                                                                                    ----------                ----------

Income before income taxes and other items                                             157,530                   161,738
    Income taxes                                                                        56,711                    58,226
    Minority interests                                                                   6,711                     5,677
                                                                                    ----------                ----------

Net income                                                                          $   94,108                $   97,835
                                                                                    ==========                ==========

Earnings per share                                                                  $     3.06                $     2.90
Diluted earnings per share                                                          $     3.06                $     2.90

Denominator for earnings per share (weighted average shares)
      Basic                                                                         30,751,659                33,722,844
      Diluted                                                                       30,759,137                33,772,047


See accompanying notes.


                                                      -- M O R E --

NOTES
1. Universal Corporation together with its subsidiaries is referred to as the "Company" or "Universal." The Company's operations are seasonal; therefore, the results of operations for the three- and nine-month periods ended March 31, 2000, are not necessarily indicative of results to be expected for the year ending June 30, 2000. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingencies: At March 31, 2000, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $55 million. Other contingent liabilities approximate $43 million and relate principally to performance bonds, Common Market guarantees, and accounts receivable sold with recourse. The Company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $25 million. The Company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company has operations located in Zimbabwe and the performance of these operations can materially affect the company's tobacco earnings. Zimbabwe is currently experiencing significant civil unrest. Deliveries of tobacco to the Zimbabwe auction market have been delayed due to continued disruptions in the farming communities, fuel shortages, and an exceptionally high official exchange rate for the country's currency. The company continues to believe that the flue-cured crop, which is estimated at 220 million kilograms, will be delivered to the market over time, but currently, management cannot predict the outcome of the political situation, and therefore is unable to forecast its impact on the company. However, management believes that from a long-term point of view, if production of tobacco were to permanently decline in Zimbabwe, it would be replaced by production in other countries. The company has operations in the major tobacco producing countries. Thus, management believes that it is reasonable to expect any negative impact on operations from reduced production in Zimbabwe to be short-lived.

3.       Comprehensive Income

Periods ended March 31                                         Three months               Nine months
------------------------------------------------------------------------------------------------------------
(in thousands)                                              2000          1999         2000         1999
------------------------------------------------------------------------------------------------------------
 Net income                                               $38,458       $29,354      $94,108     $ 97,835
 Foreign currency translation adjustment                  (10,207)       (3,604)     (14,045)       6,055
------------------------------------------------------------------------------------------------------------
     Comprehensive income                                 $28,251       $25,750      $80,063     $103,890
============================================================================================================
4.   Reportable Segment Data  (in thousands)
 Sales and other operating revenues                           Three Months               Nine Months
------------------------------------------------------------------------------------------------------------
Periods ended March 31,                                    2000          1999        2000          1999
------------------------------------------------------------------------------------------------------------
 Tobacco                                               $  728,976    $  973,775   $2,006,674   $2,604,525
 Lumber and building products                             164,458       131,481      445,281      409,508
 Agri-products                                            107,773       117,558      364,693      385,785
------------------------------------------------------------------------------------------------------------
 Total                                                 $1,001,207    $1,222,814   $2,816,648   $3,399,818
============================================================================================================
Operating income                                               Three Months              Nine Months
------------------------------------------------------------------------------------------------------------
Periods ended March 31,                                     2000          1999        2000         1999
------------------------------------------------------------------------------------------------------------
Tobacco                                                   $77,084       $55,860     $181,039     $182,691
Lumber and building products                                5,380         4,556       19,694       17,843
Agri-products                                               2,640         3,669       10,754       13,620
                                                       -----------------------------------------------------
Total                                                      85,104        64,085      211,487      214,154

Less:  Corporate expenses                                   4,010         3,725       13,483       10,880
           Interest expense                                13,934        12,848       40,474       41,536
------------------------------------------------------------------------------------------------------------
Income before income taxes and other items                $67,160       $47,512     $157,530     $161,738
============================================================================================================

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